UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2009
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 29, 2009, Alexza Pharmaceuticals, Inc. (“Alexza”), entered into a Securities Purchase Agreement (the “Agreement”) with various institutional investors in connection with a private placement of its common stock. Pursuant to the Agreement, Alexza agreed to sell and issue an aggregate of 8,107,013 shares of its common stock and warrants to purchase up to an additional 7,296,312 shares of its common stock at a total purchase price of $2.4325 per unit. The investors in the private placement will receive warrants to purchase 0.9 shares of common stock for each share of common stock purchased. The purchase price for each unit is equal to the closing sales price of Alexza’s common stock on the NASDAQ Global Market on September 29, 2009, plus $0.125 for each whole warrant share, consistent with NASDAQ Global Market requirements for an “at the market” offering.
The warrants issued pursuant to the Agreement (the “Warrants”), will be cash or net exercisable for a period of seven years from the closing date of the private placement and have an exercise price of $2.77 per share.
Alexza anticipates raising gross proceeds of approximately $19.7 million in connection with the private placement. The net proceeds, after deducting the payment of a fee of approximately $550,000 to RBC Capital Markets Corporation, as placement agent, and other offering expenses, are expected to be approximately $19.1 million. Alexza expects the net proceeds from the private placement to be used primarily for working capital and general corporate purposes. The closing of the private placement is expected to occur on or about October 5, 2009, subject to the satisfaction of customary closing conditions.
Pursuant to the terms of the Agreement, Alexza granted to the investors certain registration rights related to the shares of common stock sold in the private placement and the shares of common stock underlying the Warrants. Alexza is required to use its commercially reasonable efforts to file a registration statement for the resale of the shares of common stock issued pursuant to the Agreement within 15 days following the closing date of the private placement and use its commercially reasonable efforts to cause such registration statement to be declared effective within 60 days following the closing date (or 90 days following the closing date if the Securities and Exchange Commission determines to review the registration statement). Alexza may incur liquidated damages of 2.0% of the aggregate purchase price for each 30 day period in which it does not meet its registration obligations under the Agreement. Alexza also agreed to other customary obligations regarding registration, including indemnification and maintenance of the registration statement.
Thomas B. King, Alexza’s President and Chief Executive Officer and a member of Alexza’s board of directors, will be participating as an investor in the private placement.
The foregoing is only a brief description of the material terms of the Agreement and the Warrants and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing is qualified in its entirety by reference to the Agreement and form of Warrant, which are filed as Exhibits 10.53 and 10.54, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities.
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02. Alexza believes that each of the purchasers under the Agreement is an “accredited investor,” and the issuance of the shares of common stock pursuant to the Agreement and the Warrants was therefore made pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.
Item 8.01 Other Events.
On September 30, 2009, Alexza issued a press release titled “Alexza to Raise $19.7 Million in Private Placement.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.53	Securities Purchase Agreement by and among Alexza and the purchasers identified therein, dated September 29, 2009

10.54	Form of Warrants to Purchase shares of Common Stock, dated October 5, 2009

99.1	Press Release titled “Alexza to Raise $19.7 Million in Private Placement,” dated September 30, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: September 30, 2009
	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.53	Securities Purchase Agreement by and among Alexza and the purchasers identified therein, dated September 29, 2009

10.54	Form of Warrants to Purchase shares of Common Stock, dated October 5, 2009

99.1	Press Release titled “Alexza to Raise $19.7 Million in Private Placement,” dated September 30, 2009